Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT TO PURCHASE COMMON STOCK

This AMENDMENT NO. 1 TO WARRANT TO PURCHASE COMMON STOCK, dated as of September 14, 2026 (this “Amendment”), amends that certain WARRANT TO PURCHASE COMMON STOCK (the “Warrant”), dated as of August 4, 2026, issued by Glucotrack, Inc., a Delaware corporation (the “Company”), for the benefit of                          , the registered holder thereof or its permitted assigns (“Holder”). The Company and Holder are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Warrant.

WITNESSETH:

WHEREAS, pursuant to and in accordance with Section 9 of the Warrant, the Warrant may be amended with the written consent of the Company and the Holder; and

WHEREAS, in order to comply with Nasdaq listing requirements, the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1. Amendment to the Warrant.

Section 1 of the Warrant is hereby amended by adding a new Section 1(i) immediately following Section 1(h) thereof as follows:

“(i) Stockholder Approval. Notwithstanding anything to the contrary contained in this Warrant, the Holder shall not be entitled to exercise this Warrant, in whole or in part, and the Company shall not effect any exercise of this Warrant or issue any Warrant Shares pursuant thereto, unless and until the Company has obtained the approval of its stockholders for the issuance of all Warrant Shares issuable pursuant to this Warrant in accordance with Nasdaq Listing Rule 5635(d) and any other applicable rules of The Nasdaq Stock Market LLC (“Stockholder Approval”).”

Section 2. No Other Amendments. Each reference to “this Warrant,” “hereunder,” “hereof” and other similar references set forth in the Warrant and each reference to the Warrant in any other agreement, document or other instrument shall, in each case, refer to the Warrant as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Warrant is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Warrant.

Section 3. Miscellaneous Provisions. Sections 8 through 16 of the Warrant shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

COMPANY:

GLUCOTRACK, INC.

By:
Name:	Erik Emerson
Title:	Chief Executive Officer

HOLDER:

Name:

[Signature page to Amendment to Warrant]